For the semi-annual period ended  3/31/97
File number : 811-6677

                          SUB-ITEM 77 D


               Policies with Respect to Securities
                           Investments

          On  February 19, 1997 the Directors
approved   a  change  in  investment   policy
permitting  the Fund to hold up to 15% of its
net  assets  in  repurchase agreements  which
have      a maturity of longer than 7 days or
in other illiquid securities.


























n-sar/pif2-97/77d